EXHIBIT 99.1

400 Centre Street, Newton, MA 02458-2076	tel: (617) 964-8389 fax: (617) 969-5730

FOR IMMEDIATE RELEASE	Contact:
Timothy A. Bonang
Manager of Investor Relations
(617) 796-8149
www.hptreit.com

Hospitality Properties Trust Announces 2006 Fourth Quarter and Annual Results

Newton, MA (February 22, 2007):  Hospitality Properties Trust (NYSE: HPT) today announced its results of operations for the quarter and twelve months ended December 31, 2006.

Results for the quarter ended December 31, 2006:

Net income available for common shareholders was $60.0 million, or $0.79 per share, for the quarter ended December 31, 2006, compared to $46.3 million, or $0.64 per share, for the same quarter last year.

Funds from operations (FFO) for the quarter ended December 31, 2006, were $75.6 million, or $1.00 per share. This compares to FFO for the quarter ended December 31, 2005, of $65.5 million, or $0.91 per share.

The weighted average number of common shares outstanding totaled 75.6 million and 71.9 million for the quarters ended December 31, 2006 and 2005, respectively.

Results for the twelve months ended December 31, 2006:

Net income available for common shareholders was $161.4 million, or $2.20 per share, for the twelve months ended December 31, 2006, compared to $122.2 million, or $1.75 per share, for the same period last year. Net income available for common shareholders for the twelve months ended December 31, 2005, included a $7.3 million, or $0.10 per share, loss on asset impairment.

Funds from operations (FFO) for the twelve months ended December 31, 2006 were $307.7 million, or $4.20 per share. This compares to FFO for the twelve months ended December 31, 2005, of $263.3 million, or $3.77 per share.

The weighted average number of common shares outstanding totaled 73.3 million and 69.9 million for the twelve months ended December 31, 2006 and 2005, respectively.

A Maryland Real Estate Investment Trust with transferable shares of beneficial interest listed on the New York Stock Exchange.

No shareholder, Trustee or officer is personally liable for any act or obligation of the Trust.

Portfolio Performance:

For the quarter ended December 31, 2006 compared to the same period in 2005, revenue per available room, or RevPAR, increased by 5.0% to $68.66, average daily rate, or ADR, increased 8.9% to $100.68 and occupancy declined 3.5% to 68.2%.

For the full year 2006 compared to 2005, RevPAR increased 8.9% to $71.78, ADR increased 9.7% to $99.00 and occupancy declined 0.7% to 72.5%.

Financing Activities for the quarter ended December 31, 2006:

On December 22, 2006, HPT sold twelve million common shares of beneficial interest at a price of $47.51 per share in a public offering. On January 5, 2007, HPT sold an additional 1.8 million common shares of beneficial interest at a price of $47.51 pursuant to an over allotment option granted to the underwriters. Net proceeds from both these sales of approximately $627.2 million after underwriting and other offering expenses were used to repay borrowings outstanding under HPT’s revolving bank credit facility and to partially fund the acquisition of TravelCenters of America, Inc. described below.

Subsequent Events:

On January 4, 2007, HPT announced a regular quarterly common dividend of $0.74 per share payable to shareholders of record on January 16, 2007; this dividend was paid on February 15, 2007.

On January 31, 2006, HPT completed its previously announced acquisition of TravelCenters of America, Inc. or TravelCenters, for approximately $1.9 billion. The purchase price was funded with the net proceeds from the common share offering described above and $1.4 billion of borrowings under a bridge loan arrangement. Simultaneously with this acquisition, HPT retained substantially all of the TravelCenters real estate and HPT capitalized and spun out to HPT shareholders a subsidiary, TravelCenters of America LLC (AMEX: TA), which will lease this real estate and continue the fuel services and hospitality business of TravelCenters. The market value of the TA shares distributed was $32.34 per TA share. Since one TA share was distributed to HPT shareholders for every 10 HPT shares owned, the value distributed was $3.23 per HPT share.

On February 16, 2007, HPT sold five million common shares of beneficial interest at a price of $47.67 per share in a public offering. Net proceeds from the sale of approximately $227.6 million after underwriting and other offering expenses were used to repay a portion of the borrowings outstanding under HPT’s bridge loan arrangement. On February 20, 2007, the underwriters exercised their option to purchase an additional 750,000 common shares of beneficial interest from HPT to cover overallotments. HPT expects this sale to be completed on February 23, 2007, but this sale is subject to closing conditions and no assurance can be given that the sale will close as expected. HPT expects to use the net proceeds from this sale of approximately $34.2 million after underwriting and other offering expenses to repay a portion of the borrowings outstanding under HPT’s bridge loan arrangement.

On February 21, 2007, HPT sold 12 million shares of 7% Series C cumulative redeemable preferred shares in a public offering. Net proceeds from the offering of $290.3 million after underwriting and other offering expenses were used to repay a portion of the amount outstanding under HPT’s bridge loan arrangement. The underwriters have been granted a 30-day option to purchase up to an additional 1.8 million preferred shares from HPT to cover overallotments, if any.

Conference Call:

On Thursday, February 22, 2007, at 11:00 a.m. Eastern Time, John Murray, president and chief operating officer, and Mark Kleifges, chief financial officer, will host a conference call to discuss the results for the quarter ended December 31, 2006.

The conference call telephone number is (877) 704-5382. Participants calling from outside the United States and Canada should dial (913) 312-1296. No pass code is necessary to access the call from either number. Participants should dial in about 15 minutes prior to the scheduled start of the call. A replay of the conference call will be available through Wednesday, February 28, 2007. To hear the replay, dial (719) 457-0820. The replay pass code is 1416385.

A live audio webcast of the conference call will also be available in a listen only mode on the company’s web site, which is located at www.hptreit.com. Participants wanting to access the webcast should visit the company’s web site about five minutes before the call. The archived webcast will be available for replay on HPT’s web site for about one week after the call.

Supplemental Data:

A copy of HPT’s Fourth Quarter 2006 Supplemental Operating and Financial Data is available for download at HPT’s web site, www.hptreit.com.

Hospitality Properties Trust is a real estate investment trust, or REIT, which owns 310 hotels and 146 travel centers located in 44 states, Puerto Rico and Canada. HPT is headquartered in Newton, Massachusetts.

Hospitality Properties Trust

CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

		Quarter Ended December 31,		Twelve Months Ended December 31,
		2006	2005	2006	2005
	Revenues:
	Hotel operating revenues (1)	$213,457	$172,056	$879,324	$682,541
	Minimum rent	33,151	31,955	131,421	126,829
	Percentage rent	5,697	3,902	5,697	3,902
	FF&E reserve income (2)	4,794	5,567	20,299	19,767
	Interest income	1,287	417	2,674	1,373
	Total revenues	258,386	213,897	1,039,415	834,412

	Expenses:
	Hotel operating expenses (1)	132,614	109,201	618,334	476,858
	Interest (including amortization of deferred financing costs of $664, $609, $2,584 and $2,894, respectively)	20,500	16,187	81,451	65,263
	Depreciation and amortization	37,169	34,868	144,404	131,792
	General and administrative	6,237	5,440	26,187	23,296
	Loss on asset impairment (3)	—	—	—	7,300
	Total expenses	196,520	165,696	870,376	704,509

	Net income	61,866	48,201	169,039	129,903

	Preferred distributions	(1,914)	(1,914)	(7,656)	(7,656)
	Net income available for common shareholders	$59,952	$46,287	$161,383	$122,247

	Calculation of FFO (4):
	Net income available for common shareholders	$59,952	$46,287	$161,383	$122,247
Add:	FF&E deposits not in net income (2)	427	454	1,942	1,941
	Depreciation and amortization	37,169	34,868	144,404	131,792
	Loss on asset impairment (3)	—	—	—	7,300
Less:	Deferred percentage rent (5)	(4,607)	(3,008)	—	—
	Deferred additional returns (6)	(17,318)	(13,079)	—	—
	Funds from operations (“FFO”)	$75,623	$65,522	$307,729	$263,280

	Weighted average common shares outstanding	75,587	71,921	73,279	69,866

	Per common share amounts:
	Net income available for common shareholders	$0.79	$0.64	$2.20	$1.75
	FFO (4)	$1.00	$0.91	$4.20	$3.77
	Common distributions declared	$0.74	$0.73	$2.95	$2.90

See Notes on page 5

Hospitality Properties Trust

NOTES TO CONSOLIDATED STATEMENT OF INCOME AND FUNDS FROM OPERATIONS

(amounts in thousands, except per share data)

(1)          At December 31, 2006, each of our 310 hotels are included in one of eleven combinations of hotels of which 201 are leased to one of our taxable REIT subsidiaries and managed by independent hotel operating companies and 109 are leased to third parties. Our consolidated statement of income includes hotel operating revenues and expenses of managed hotels and rental income from our leased hotels.

(2)          Various percentages of total sales at most of our hotels are escrowed as reserves for future renovations or refurbishment, or FF&E Reserve escrows. We own the FF&E Reserve escrows for all the hotels leased to our taxable REIT subsidiaries and for most of the hotels leased to third parties. We have a security and remainder interest in the FF&E Reserve escrows for the remaining hotels leased to third parties. When we own the FF&E Reserve escrows at hotels leased to third parties we report payments into the escrow as additional rent. When we have a security and remainder interest in the FF&E Reserve escrows, deposits are not included in revenue but are included in FFO. We do not report the amounts which are escrowed as FF&E reserves for our managed hotels as FF&E reserve income in our consolidated statement of income.

(3)          We recorded a $7,300 loss on asset impairment in the second quarter of 2005 to reduce the carrying value of our Prime HotelSM in Atlanta, GA to its net realizable value less cost to sell. We sold the hotel in September 2005.

(4)          We compute FFO as shown. Our calculation of FFO differs from the NAREIT definition because we include FF&E deposits not included in net income (see note 2), deferred percentage rent (see note 5) and deferred additional returns (see note 6) and exclude loss on asset impairment (see note 3). We consider FFO to be an appropriate measure of performance for a REIT, along with net income and cash flow from operating, investing and financing activities. We believe that FFO provides useful information to investors because by excluding the effects of certain historical costs, such as depreciation expense, it may facilitate comparison of current operating performance among REITs. FFO does not represent cash generated by operating activities in accordance with GAAP and should not be considered an alternative to net income or cash flow from operating activities as a measure of financial performance or liquidity. FFO is among the important factors considered by our board of trustees when determining the amount of distributions to shareholders. Other important factors include, but are not limited to, requirements to maintain our status as a REIT, limitations in our revolving bank credit facility and public debt covenants, the availability of debt and equity capital to us and our expectation of our future capital needs and operating performance.

(5)          In calculating net income we recognize percentage rental income received for the first, second and third quarters in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this revenue until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters. Percentage rental income included in FFO was $1,090 and $894 in the fourth quarter of 2006 and 2005, respectively.

(6)          Our share of the operating results of our managed hotels in excess of the minimum returns due to us, or additional returns, are generally determined based upon annual calculations. In calculating net income we recognize additional returns in the fourth quarter, which is when all contingencies are met and the income is earned. Although we defer recognition of this income until the fourth quarter for purposes of calculating net income, we include the amount in the calculation of FFO for each quarter of the year. The fourth quarter FFO calculation excludes the amounts recognized during the first three quarters. Additional returns included in FFO were $2,711 and $489 in the fourth quarter of 2006 and 2005, respectively.

Hospitality Properties Trust

CONSOLIDATED BALANCE SHEET

(dollars in thousands, except share data)

	December 31,	December 31,
	2006	2005
		(audited)
ASSETS

Real estate properties, at cost:
Land	$584,199	$537,389
Buildings, improvements and equipment	3,457,818	3,089,304
	4,042,017	3,626,693
Accumulated depreciation	(707,838)	(613,007)
	3,334,179	3,013,686
Cash and cash equivalents	553,256	18,568
Restricted cash (FF&E reserve escrow)	27,363	29,063
Other assets, net	42,665	53,290
	$3,957,463	$3,114,607

LIABILITIES AND SHAREHOLDERS’ EQUITY

Revolving credit facility	$—	$35,000
Senior notes, net of discounts	1,196,130	921,606
Mortgage payable	3,700	3,766
Security deposits	185,366	185,304
Accounts payable and other liabilities	119,536	108,595
Due to affiliate	3,277	2,967
Dividends payable	1,914	1,914
Total liabilities	1,509,923	1,259,152

Commitments and contingencies

Shareholders’ equity:
Preferred shares of beneficial interest; no par value; 100,000,000 shares authorized:
Series B preferred shares; 8 7/8% cumulative redeemable; 3,450,000 shares issued and outstanding, aggregate liquidation preference $86,250	83,306	83,306
Common shares of beneficial interest; $0.01 par value; 100,000,000 shares authorized, 86,284,251 and 71,920,578 issued and outstanding, respectively	863	719
Additional paid-in capital	2,703,687	2,059,883
Cumulative net income	1,380,111	1,211,072
Cumulative preferred distributions	(66,992)	(59,336)
Cumulative common distributions	(1,653,435)	(1,440,189)
Total shareholders’ equity	2,447,540	1,855,455
	$3,957,463	$3,114,607

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